Exhibit 10.16

Quantitative Solutions BV Confidential

CONTRACT OF EMPLOYMENT FOR AN INDEFINITE PERIOD OF TIME

THE UNDERSIGNED:

1.	The private company with limited liability Quantitative Solutions B.V., established in (4818 SJ) Breda at Parkstraat 1-B, legally represented in this matter by Benjamin Management B.V., established in (4835 PT) Breda at Prins Hendrikstraat 174, which company is legally represented in this matter by Mr E.H. Cox, hereinafter to be referred to as ‘the Employer’;

and

2.	Mr. Thomas Kerbusch, born on [ ], resident in [ ], The Netherlands at [ ], hereinafter to be referred to as : ‘the Employee’;

jointly to be referred to hereinafter as: ‘the parties’;

DECLARE TO HAVE AGREED THE FOLLOWING:

Article 1 Commencement and term

1.	The Employee has entered the services of the Employer as from 1 July 2014 in the capacity of managing director Europe (EU).

2.	As from 1 July 2014 Employee will be employed in the capacity of managing director Europe for an indefinite period of time.

3.	The first two months after the commencement of employment is a trial period. During this period both the employer and the employee can terminate the contract with immediate effect

4.	The contract of employment can be cancelled by either of the parties in writing before the last day of a calendar month, with due observance of the statutory terms of notice and the other provisions concerning notice.

Article 2 Job

1.	The Employee is employed by the Employer in the capacity of managing director Europe. The job description is attached to the employment agreement as Addendum 1.

2.	The Employee is expected, if in the Employer’s opinion the situation at the company requires such, to perform work other than that directly related to the job or to perform work at times or places other than are usual, such in so far as the Employer can reasonably demand such.

Employer’s initials:	Employee’s initials: /s/ TK

Quantitative Solutions BV Confidential

Article 3 Work location

The Employee will perform the work referred to in this contract at one of the official Employer’s business addresses. Up to a certain extent, work from home is possible and on mutual agreement between the Employer and the Employee. The Employee hereby declares that he is aware of the fact that the nature of the job and the work means that work will also have to be performed at places other than the work location referred to.

Article 4 Working hours

1.	The Employee is expected to work at least 40 hours a week, spread over 5 days.

2.	The Employee is expected to perform the work during the Employer’s usual working hours. The working hours are to be specified by the Employer.

3.	If the scope of the work offered gives cause to do so, the Employee declares that he is prepared to work for more than the number of hours per week referred to. On such occasions the Employer will consult beforehand with the Employee.

Article 5 Salary and other emoluments

1.	The gross salary in the event of 40 working hours a week is € 10231 per month, excluding holiday allowance.

2.	The salary is to be paid retroactively, after deduction of the amounts required by law and agreed, to the bank account specified by the Employee.

3.	The Employee is to receive a holiday allowance of 8% annually in the month of May. The holiday allowance is calculated on the basis of the gross salary for the period 1 June to 31 May. If the Employee leaves the company, he will be entitled to a proportional amount of holiday allowance.

4.	Employee will be reimbursed for commuting expenses according to statutory provisions.

Article 6 Leave and national holidays

1.	The Employee is entitled, on the basis of 40 working hours a week, to 25 days leave per year with retention of salary. If the Employee leaves the company, the number of days leave will be determined proportionally.

2.	If the Employee wants to take hours/days leave, he must submit a written request to the Employer in which he indicates when and how many days leave he wishes to take. The request referred to must be submitted to the Employer no later than:

a.	five working days prior to the days leave to be taken if the number of days leave to be taken does not exceed three days;

Employer’s initials:	Employee’s initials: /s/ TK

Quantitative Solutions BV Confidential

b.	three calendar weeks prior to the days leave to be taken if the number of days leave to be taken exceeds three days.

3.	The Employer will determine the days leave in conformity with the Employee’s request except in the event of substantial interests. If the Employer has any objections the employer will make these known to the Employee in writing within two weeks after receipt of the request.

4.	Furthermore the Employee has a day off during the following national holidays, also with retention of salary: New Year’s Day, Good Friday, Easter Monday, The Kings Birthday, Ascension Day, Whitmonday, Christmas Day and Boxing Day.

5.	The employee is entitled to a 3-day company paid paternity leave for each newly arrived child, in addition to two days entitled by Dutch legislation.

Article 7 Incapacity for work

1.	If, after being called upon to do so, the Employee is unable to perform the work stipulated or suitable tasks due to illness or incapacity for work, the Employee will receive a payment in accordance with the statutory provisions and for the period as described in Article 7:629 of the Dutch Civil Code.

2.	The obligation to continue payment lapses, in principle, at the moment at which the contract of employment ends.

3.	The periods during which the Employee has been prevented from working as a consequence of illness or incapacity for work are to be counted together if these periods succeed each other with intervals of less than four weeks.

4.	If the Employee is unable to work due to illness or incapacity for work, the Employee is obliged to notify the Employer to this effect in person by telephone.

5.	During the period of illness the Employee must ensure that - in as far as is possible —he/she can be contacted by the Employer and/or the Arbo-dienst (labour conditions and absenteeism monitoring body) as engaged by the Employer. Employee must comply with all instructions of the Arbo-dienst and must everything to ensure that he will become capable for work at the shortest possible notice.

6.	If the incapacity for work by the Employee is the consequence of an event for which another party is, or can be held, liable, the Employee must immediately provide the Employer with all the information and do everything in his power to enable the Employer to exercise its right of recourse as referred to in Article 6:107a of the Dutch Civil Code.

Article 8 Bonus

1.	The employee shall be entitled to a performance bonus.

Employer’s initials:	Employee’s initials: /s/ TK

Quantitative Solutions BV Confidential

2.	At the end of every year the financial performance of the company will be evaluated and the employee will be eligible to a bonus based on this financial performance. The Company’s gross profits will be calculated on a cash basis and will be equal to all revenue received by the Company during the applicable period less all Company expenses (including without limitation, salaries, benefits, and travel expenses, etc.). A portion of the gross profits will be distributed as a bonus according to the following formula:

a.	Thirty percent (30%) of the gross profits of the EU operations will be the first part of the bonus pool. The employee will receive 70% of the Oss share of this bonus pool. The Oss share of the bonus pool will be calculated as the total revenue of the Oss group divided by the total revenue of EU operations times the bonus pool (bonus pool * Oss revenue/ EU revenue). For the bonus allocation, revenue is counted once the invoices have been paid by the client.

b.	Thirty percent (30%) of the gross profits of the worldwide operations will be the second part of the bonus pool. The employee will receive 6% of this bonus pool.

3.	The formula according to which the gross profits will be distributed as a bonus will be determined on a year-to-year basis. Qualifying for determination of the Bonus are the accounts of the Employer, to the exclusion of everything else.

Article 9 Obligation to confidentiality

In connection with the obligation to confidentiality Employer refers to the annex which is attached to this contract of employment.

Article 10 Obligation to hand in company property

If Employee is suspended or the contract of employment ends in any other way or for any other reason, or at the Employer’s first request, the Employee is obliged to give the Employer immediately all that which he has in his possession for the Employer in relation to or in connection with the present agreement, including computers, keys, items, documents, copies hereof and all other items that the Employer has provided him with.

Article 11 Ban on additional jobs

The Employee is forbidden from engaging in paid or unpaid (additional) jobs for third parties during the term of the contract of employment which may be/are detrimental, or compete with the Employer’s interests, unless the Employer gives written permission to do so.

Article 12 Penalty clause

If the Employee acts contrary to its obligations on account of that stated in the Articles 9 (confidentiality), including the annex and/or 10 (obligation to hand in company property) and/or 11 (ban on additional jobs) of this contract, he will, contrary to Article 7:650, paragraph 3 of the Dutch Civil Code, forfeit to the Employer, without any notice of default being required, a penalty of € 4,500.00 for each violation, and a penalty of € 450.00 for each day that the violation persists, without prejudicing the Employer's right to claim full compensation plus costs and interest instead, in so far as the damage actually suffered exceeds the stipulated penalty.

Employer’s initials:	Employee’s initials: /s/ TK

Quantitative Solutions BV Confidential

Article 13 Applicable law and competent court

1.	This contract and the resulting contracts are governed by Dutch law.

2.	Any disputes which result from the present contract will be settled by the competent court in Breda.

Article 14 Other provisions

1.	This contract applies equally to male and female employees.

2.	Changes and additions to this contract of employment can only be legally made in the form of a written agreement signed by both parties which is to be attached to this contract of employment and which is regarded as being an inextricable part thereof. On the grounds of Article 7:611 of the Dutch Civil Code the Employee as well as the Employer will respond positively to reasonable proposals for changes to the contract of employment.

3.	Changes or additions to this contract as a consequence of changed fiscal, social insurance law and/or employment law regulations, about which the Employer notifies the Employee in writing, will be regarded as having been accepted by the Employee.

4.	The Employer is also authorized to change the terms and conditions of employment if the Employer has an interest in the change which is so considerable that, based on criteria of reasonableness and fairness, the Employee's interest has to yield. The change takes effect at the moment that it is communicated to the Employee.

5.	Nullity of one or more provisions in this contract of employment will not result in nullity of the other provisions. In relation to provisions for which one of the parties has invoked nullity, the parties undertake to consult immediately.

6.	Signing this contract of employment causes all previous contracts and agreements relating to the applicability of conditions to lapse.

Thus agreed and signed in duplicate in Breda on 20 June 2014.

Signed as correct:	Signed as correct:

The Employer	The Employee

On behalf of the above:

/s/ Thomas Kerbusch
Mr E.H. Cox	Mr. Thomas Kerbusch

Employer’s initials:	Employee’s initials: /s/ TK

Quantitative Solutions BV Confidential

Addendum-1:
Job Description Managing Director Europe

•	Is a part of the executive committee of the company
•	Is responsible for managing all European business operations
•	Is capable to perform a Mentor consulting role:
1.	Provides expert scientific and strategic input on development programs, including review of development strategy, regulatory filing strategy, and guidance on ACM preparation.
2.	Able to mentor internal staff of client on how to identify and formulate key questions facing development teams.
3.	Able to mentor internal staff on developing and executing PK/PD and M&S strategies to inform key decisions (e.g. dose selection, go/no-go).
4.	Advices and reviews on CSRs, CTD, M&S reports, etc. from inception to final version.
5.	Strategic advice and consultancy in development of internal PKPD/M&S capabilities, organization and infrastructure.
6.	May provide Expert Quantitative Pharmacology Consultancy and/or Modeling Consultancy.

Employer’s initials:	Employee’s initials: /s/ TK